Exhibit 5.1

140 Scott Drive Menlo Park, California 94025 Tel: +1.650.328.4600 Fax: +1.650.463.2600 www.lw.com
December 10, 2020

FIRM / AFFILIATE OFFICES

Beijing                 Moscow

Boston                 Munich

Brussels                New York

Century City        Orange County

Chicago                Paris

Dubai                    Riyadh

Düsseldorf            San Diego

Frankfurt              San Francisco

Hamburg              Seoul

Hong Kong          Shanghai

Houston                Silicon Valley

London                 Singapore

Los Angeles         Tokyo

Madrid                 Washington, D.C.

Milan

Airbnb, Inc.

888 Brannan Street

San Francisco, California 94103

Re:     Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as special counsel to Airbnb, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing by the Company on the date hereof with the Securities and Exchange Commission (the “Commission”) of a Registration Statement (the “Registration Statement”) on Form S-8 under the Securities Act of 1933, as amended (the “Act”), relating to the issuance of up to 66,069,613 shares (the “Shares”) of Class A common stock of the Company, $0.0001 par value per share, which may be issued pursuant to the Company’s 2020 Incentive Award Plan (the “2020 Plan”) and the Company’s Employee Stock Purchase Plan (the “ESPP”). This opinion is being furnished in connection with the requirements of Item 601(b)(5) of Regulation S-K under the Act, and no opinion is expressed herein as to any matter pertaining to the contents of the Registration Statement or related prospectus, other than as expressly stated herein with respect to the issue of the Shares.

As such counsel, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter. With your consent, we have relied upon certificates and other assurances of officers of the Company and others as to factual matters without having independently verified such factual matters. We are opining herein as to the General Corporation Law of the State of Delaware (the “DGCL”), and we express no opinion with respect to any other laws.

Subject to the foregoing and the other matters set forth herein, it is our opinion that as of the date hereof, when the Shares shall have been duly registered on the books of the transfer agent and registrar therefor in the name or on behalf of the purchasers, and have been issued by the Company for legal consideration of not less than par value in the circumstances contemplated by the 2020 Plan and the ESPP, as applicable, assuming in each case that the individual issuances, grants or awards under the 2020 Plan and the ESPP, as applicable, are duly authorized

December 10, 2020

by all necessary corporate action and duly issued, granted or awarded and exercised in accordance with the requirements of law and the 2020 Plan and the ESPP, as applicable (and the agreements duly adopted thereunder and in accordance therewith), the issue and sale of the Shares will have been duly authorized by all necessary corporate action of the Company, and such Shares will be validly issued, fully paid and non-assessable. In rendering the foregoing opinion, we have assumed that the Company will comply with all applicable notice requirements regarding uncertificated shares provided in the DGCL.

This opinion is for your benefit in connection with the Registration Statement and may be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Act. We consent to your filing this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Latham & Watkins LLP